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                        EXHIBIT 99 - COMPUTATION OF THE
                      RATIOS OF EARNINGS TO FIXED CHARGES

                    WHIRLPOOL CORPORATION AND SUBSIDIARIES

                             (dollars in millions)



                                            Nine Months Ended
                                            September 30, 1996
                                  -------------------------------------
                                  Appliance    Financial    Whirlpool
                                  Business     Services     Corporation
                                  ---------    ---------    -----------
Pretax earnings                    $ 81.8        $20.5        $102.3

Portion of rents representative
  of the interest factor             13.0          0.6          13.6

Interest on indebtedness            116.5         57.9         174.4

Amortization of debt expense
  and premium                         0.4          0.4           0.8

WFC preferred stock dividend            -          3.4           3.4
                                   ------        -----        ------

       Adjusted income             $211.7         82.8        $294.5
                                   ======        =====        ======


Fixed charges
-------------

   Portion of rents representative
     of the interest factor        $ 13.0        $ 0.6        $ 13.6

   Interest on indebtedness         116.5         57.9         174.4

   Amortization of debt expense
     and premium                      0.4          0.4           0.8

   WFC preferred stock dividend         -          3.4           3.4
                                   ------        -----        ------

                                   $129.9        $62.3        $192.2
                                   ======        =====        ======


Ratio of earnings to
  fixed charges                      1.63         1.33          1.53
                                   ======        =====        ======



Ratio of earnings to
  fixed charges at
  September 30, 1995                3.02         1.34          2.42
                                   ======        =====        ======
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